SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G


                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                   Under the Securities Exchange Act of 1934
                          (Amendment No.   7 )


                            KEYSTONE PROPERTY TRUST
             -----------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)

                                    493596100
             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ].


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

CUSIP No. 493596100                   13G                    Page 2  of 8 Pages



-------------------------------------------------------------------------------
-
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Morgan Stanley Dean Witter  &  Co.
          IRS  #  39-314-5972



-------------------------------------------------------------------------------
-
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


-------------------------------------------------------------------------------
-
   3.  SEC USE ONLY




-------------------------------------------------------------------------------
-
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.


-------------------------------------------------------------------------------
-
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    -------------------------------------------------------------
-
    OWNED BY      6.   SHARED VOTING POWER
      EACH                     79,342 **
   REPORTING      -------------------------------------------------------------
-
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  -------------------------------------------------------------
-
                  8.   SHARED DISPOSITIVE POWER

                               1,100,320 **
-------------------------------------------------------------------------------
-
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,100,320 **

-------------------------------------------------------------------------------
-
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



-------------------------------------------------------------------------------
-
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        13.27%

-------------------------------------------------------------------------------
-
  12.  TYPE OF REPORTING PERSON*

        IA, CO

-------------------------------------------------------------------------------
-
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     ** Represents shares held as of November 30, 1999.

CUSIP No. 493596100                  13G                    Page 3  of  8
Pages



-------------------------------------------------------------------------------
-
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

          Morgan Stanley Dean Witter Investment Management Inc.
          IRS  #  13-3040307


-------------------------------------------------------------------------------
-
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


-------------------------------------------------------------------------------
-
   3.  SEC USE ONLY




-------------------------------------------------------------------------------
-
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          The state of organization is Delaware.



-------------------------------------------------------------------------------
-
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES            0
  BENEFICIALLY    -------------------------------------------------------------
-
    OWNED BY      6.   SHARED VOTING POWER
      EACH                     79,342 **
   REPORTING      -------------------------------------------------------------
-
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH             0
                  -------------------------------------------------------------
-
                  8.   SHARED DISPOSITIVE POWER

                               1,100,320 **
-------------------------------------------------------------------------------
-
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,100,320 **

-------------------------------------------------------------------------------
-
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



-------------------------------------------------------------------------------
-
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        13.27%

-------------------------------------------------------------------------------
-
  12.  TYPE OF REPORTING PERSON*

        IA, CO


-------------------------------------------------------------------------------
-
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                     ** Represents shares held as of November 30, 1999.

CUSIP No. 493596100                     13G                   Page 4  of 8
Pages





Item 1.     (a)   Name of Issuer:
                  KEYSTONE PROPERTY TRUST
            ------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                  200 FOUR FALLS CORPORATE CENTER
                  SUITE 208
                  WEST CONSHOHOCKEN, PA 19428
         --------------------------------------------------------------
Item 2.     (a)   Name of Person Filing:
                       (a) Morgan Stanley Dean Witter & Co.
                       (b) Morgan Stanley Dean Witter Investment Management
Inc.
         --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                           (a) 1585 Broadway
                               New  York, New  York  10036

                           (b) 1221 Avenue of the Americas
                               New  York,  New  York  10020
         --------------------------------------------------------------
            (c)   Citizenship:
                           Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

                      -------------------------------------------------
            (d)   Title of Class of Securities:
                           Common Stock
         --------------------------------------------------------------
            (e)   CUSIP Number:
                           493596100
                      -------------------------------------------------

Item 3.        (a)  Morgan Stanley Dean Witter & Co.is (e)an Investment
                    Advirsors egistered under Section 203 of the Investment Advisers Act of 1940.

               (b) Morgan Stanley Dean Witter Investment Management Inc. is an e) an investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

CUSIP No. 493596100                  13-G                   Page 5  of  8
Pages



Item 4.     Ownership.


               Incorporated by reference to Items (5) - (9) and (11) of the cover page.



Item 5.     Ownership of Five Percent or Less of a Class.

               Inapplicable

Item 6. Ownership of More Than Five Percent on Behalf of Another Person. Accounts managed on a discretionary basis by Morgan Stanley Dean Witter Investment Management Inc., a wholly owned subsidiary of Morgan Stanley Dean Witter & Co., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent
            Holding Company.


Item 8.     Identification and Classification of Members of the Group.


Item 9.     Notice of Dissolution of Group.


Item 10.    Certification.

               By signing below I certify that, to the best of my knowledge And belief, the securities referred to above were acquired in The ordinary course of business and were not acquired for the Purpose of and do not have the effect of changing or influencing The control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 493596100                   13-G                   Page 6  of  8
Pages


                                  Signature.


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:       February 15, 2001


Signature:  /s/ Dennine Bullard
            -----------------------------------------------------------------

Name/Title  Dennine Bullard / Morgan Stanley & Co. Incorporated
            -----------------------------------------------------------------
            MORGAN STANLEY DEAN WITTER & CO.


Date:       February 15, 2001


Signature:  /s/ Donald P. Ryan
            -----------------------------------------------------------------

Name/Title  Donald P. Ryan / Principal Morgan Stanley Dean Witter Investment
                             Management Inc.
            -----------------------------------------------------------------
            MORGAN STANLEY DEAN WITTER INVESTMENT MANAGEMENT INC.


                      INDEX TO EXHIBITS                                 PAGE
                      -----------------                                 ----

EXHIBIT 1       Agreement to Make a Joint Filing                           7


EXHIBIT 2       Secretary's Certificate Authorizing Dennine Bullard         8
                to Sign on behalf of Morgan Stanley Dean Witter & Co.

* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

(022597DTI)